Exhibit 99.1

NOTICE OF FULL REDEMPTION
TO THE HOLDERS OF THE
FOUNDATION PA COAL COMPANY, LLC
7.25% Senior Notes due 2014
(CUSIP No. 350472AC0)*

REDEMPTION

NOTICE IS HEREBY GIVEN pursuant to Sections 3.03 and 3.07(c) of the Indenture dated as of July 30, 2004 (as supplemented by the Supplemental Indenture dated as of September 6, 2005, the Supplemental Indenture dated as of October 5, 2007, the Supplemental Indenture dated as of August 1, 2009, the Supplemental Indenture dated as of February 2, 2011, and the Supplemental Indenture dated as of June 13, 2011, the “Indenture”), among Foundation PA Coal Company, LLC, a Delaware limited liability company (the “Company”), the Guarantors identified therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), that all of the Company’s outstanding 7.25% Senior Notes due 2014 (the “Called Notes”) will be redeemed and become due and payable on August 18, 2011 (the “Redemption Date”) at a redemption price equal to 101.208% of the principal amount of the Called Notes, plus any and all accrued and unpaid interest up to but excluding the Redemption Date.  Unless the Company defaults in making the redemption payment on the Redemption Date, on and after the Redemption Date interest will cease to accrue on the Called Notes.

On or before the Redemption Date, the Called Notes should be surrendered to the Trustee, as paying agent for the redemption, at the following address:

By Mail	By Hand Only	By Express Delivery Only
The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057 Attention: Redemption Unit	The Bank of New York Mellon Global Corporate Trust Corporate Trust Window 101 Barclays Street, 1st Floor East New York, NY 10286	The Bank of New York Mellon Global Corporate Trust 111 Sanders Creek Parkway East Syracuse, NY 13057 Attention: Redemption Unit

By:  Foundation PA Coal Company, LLC
Dated:  July 19, 2011

NOTICE: The Trustee will withhold under the United States backup withholding rules 28% of any payment that is made upon redemption of a Called Note unless the holder, when presenting the Called Notes, delivers a properly completed IRS Form S-9 or the holder otherwise establishes an exemption from such backup withholding.

* The Company and the Trustee shall not be responsible for the use of the CUSIP numbers selected, nor is any representation made as to their correctness in this notice or as printed on any Called Note.  The CUSIP numbers are included solely for the convenience of the holders of the Called Notes.